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Exhibit 99.4

LETTER TO CLIENTS

To Tender Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
for
$57.60 in Cash and
0.8546 Shares of Common Stock of Hertz Global Holdings, Inc.
by
HDTMS, INC.
a wholly owned subsidiary of
HERTZ GLOBAL HOLDINGS, INC.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 8, 2011, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

May 24, 2011

To Our Clients:

        Enclosed for your consideration are a Prospectus/Offer to Exchange, dated May 24, 2011 ("the "Prospectus/Offer to Exchange"), and a related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the "Offer") in connection with the offer by HDTMS, Inc. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Hertz Global Holdings, Inc. ("Hertz"), to exchange each issued and outstanding share of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, "Dollar Thrifty common stock"), of Dollar Thrifty Automotive Group, Inc. ("Dollar Thrifty"), a Delaware corporation, validly tendered and not properly withdrawn in the Offer, for $57.60 in cash, without interest and less any required withholding taxes, and 0.8546 shares of common stock, par value $0.01 per share, of Hertz ("Hertz common stock"), and cash in lieu of any fractional shares of Hertz common stock, upon the terms and subject to the conditions of the Offer.

        We (or our nominees) are the holder of record of shares of Dollar Thrifty common stock held by us for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Dollar Thrifty common stock held by us for your account.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf the shares of Dollar Thrifty common stock held by us for your account, pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

  1.
  The consideration for each share of Dollar Thrifty common stock is $57.60 in cash, without interest and less any required withholding taxes, and 0.8546 shares of Hertz common stock, plus cash in lieu of any fractional shares of Hertz common stock, as described in the Prospectus/Offer to Exchange.

  2.
  The Offer is being made for all outstanding shares of Dollar Thrifty common stock.

  3.
  The Offer and the withdrawal rights expire at 12:00 midnight, New York City Time, on July 8, 2011 (which is the end of the day on July 8, 2011), unless extended as described in the Prospectus/Offer to Exchange (as extended, the "Expiration Date").

  4.
  The Offer is conditioned upon, among other things, there having been validly tendered, and not withdrawn prior to the Expiration Date, a number of shares of Dollar Thrifty common stock which, together with Dollar Thrifty shares then owned by Hertz and its subsidiaries, represents at least a majority of the then outstanding shares of Dollar Thrifty common stock on a fully diluted basis. Other conditions to the Offer are described in the Prospectus/Offer to Exchange. See the section of the Prospectus/Offer to Exchange entitled "The Exchange Offer—Conditions of the Offer".

  5.
  Any United States stock transfer taxes applicable to the transfer of shares of Dollar Thrifty common stock to Purchaser pursuant to the Offer will be paid by Hertz or Purchaser, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Transmittal.

        We urge you to read the enclosed Prospectus/Offer to Exchange and Letter of Transmittal regarding the Offer carefully before instructing us to tender your shares of Dollar Thrifty common stock.

        The Offer is being made solely pursuant to the Prospectus/Offer to Exchange and the accompanying Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Dollar Thrifty common stock. Purchaser is not aware of any State within the United States where the making of the Offer or the tender of shares of Dollar Thrifty common stock in connection therewith would not be in compliance with the laws of such State. If Purchaser becomes aware of any State in which the making of the Offer or the tender of shares of Dollar Thrifty common stock in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of shares of Dollar Thrifty common stock in such State. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers that are licensed under the laws of any such jurisdiction.

        Issuance of the shares of Hertz common stock and payment of cash for shares of Dollar Thrifty common stock purchased pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the "Exchange Agent") of (a) certificates representing the shares of Dollar Thrifty common stock and, if applicable, any separate certificates representing associated preferred stock purchase rights tendered or timely confirmation of the book-entry transfer of such shares of Dollar Thrifty common stock into the account maintained by the Exchange Agent at book-entry transfer facility, pursuant to the procedures set forth in the section of the Prospectus/Offer to Exchange entitled "The Exchange Offer—Procedure for Tendering", (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Prospectus/Offer to Exchange), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such shares of Dollar Thrifty common stock into the Exchange Agent's account at the book-entry transfer facility are actually received by the Exchange Agent.

        If you wish to tender any or all of the shares of Dollar Thrifty common stock held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your shares of Dollar Thrifty common stock, all such shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

 Instructions with Respect to the Offer to Exchange
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus/Offer to Exchange, dated May 24, 2011, and the related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the "Offer") in connection with the offer by HDTMS, Inc., a Delaware corporation and a wholly owned subsidiary of Hertz Global Holdings, Inc. ("Hertz"), to exchange each issued and outstanding share of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, "Dollar Thrifty common stock"), of Dollar Thrifty Automotive Group, Inc., a Delaware corporation, validly tendered and not properly withdrawn in the Offer, for $57.60 in cash, without interest and less any required withholding taxes, and 0.8546 shares of common stock, par value $0.01 per share, of Hertz ("Hertz common stock"), and cash in lieu of any fractional shares of Hertz common stock, upon the terms and subject to the conditions of the Offer.

        This will instruct you to tender the number of shares of Dollar Thrifty common stock indicated below (or, if no number is indicated below, all shares of Dollar Thrifty common stock) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:
Account No.:
Signature(s):
Dated:
Name(s):
(Please Print)
Address(es):
Area Code and Telephone Number(s):
Taxpayer Identification or Social Security Number(s):
*
Unless otherwise indicated, it will be assumed that you instruct us to tender all shares of Dollar Thrifty common stock held by us for your account.

        PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, INFORMATION AGENT, PURCHASER OR HERTZ.

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LETTER TO CLIENTS To Tender Shares of Common Stock (Including the Associated Preferred Stock Purchase Rights) of DOLLAR THRIFTY AUTOMOTIVE GROUP, INC. for $57.60 in Cash and 0.8546 Shares of Common Stock of Hertz Global Holdings, Inc. by HDTMS, INC. a wholly owned subsidiary of HERTZ GLOBAL HOLDINGS, INC.
Instructions with Respect to the Offer to Exchange All Outstanding Shares of Common Stock (Including the Associated Preferred Stock Purchase Rights) of DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.